                                                                       EXHIBIT 5


                         [LETTERHEAD OF BROUSE McDOWELL]








                               December 21, 2001


American Greetings Corporation
One American Road
Cleveland, Ohio 44144

Gentlemen:

We are acting as counsel to American Greetings Corporation. (the "Company") in connection with the reoffer and resale by the selling shareholder of up to 175,000 of the Company's Class A Common Shares (the "Shares"). The Shares were granted to the selling shareholder pursuant to the terms of an employment agreement between the selling shareholder and the Company.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares granted to the selling shareholder pursuant to the employment agreement have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed today by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.


                                    Very truly yours,


                                    /s/  Brouse  McDowell


                                    Brouse McDowell, A Legal Professional
                                    Association



Ref. 01-250
416 706.1